FHLB Des Moines Board of Directors Approves
New Dividend Payment Schedule and
Reduces Capital Plan Cancellation Fee

FHLB Des Moines is pleased to announce that a new dividend payment schedule and a reduction to our Capital Plan Cancellation Fee were approved at its Board meeting on April 26, 2007. Each change reflects our commitment to deliver enhanced value to our members.

New Dividend Payment Schedule Change

The revised dividend payment schedule coincides with the Bank’s periodic filings with the Securities and Exchange Commission (SEC) and quarterly financial results. The new dividend payment schedule will provide greater transparency for our members and better reflect how dividend payments relate to the Bank’s financial performance.

In order to make the transition to the new schedule, the Bank expects to pay a special dividend in May 2007. The May dividend will be based on actual earnings for March 2007 and supplemented by the equivalent of two month’s earnings taken from retained earnings. Consequently, the May dividend will reflect a full quarterly dividend and will ensure that members receive dividend payments in 2007 based on 12 months of earnings.

The Bank expects to announce dividend payments in the middle of the month in which a dividend payment is made, and will continue to credit members’ demand accounts shortly after such announcement.

The dividend schedule for 2007 and 2008 will be:

Earnings Period for Quarterly Dividend	Month of Payment

December 2006, January and February 2007	March 2007 (paid)

March 2007 supplemented by two months of earnings taken from retained earnings	May 2007

April, May and June 2007	August 2007

July, August and September 2007	November 2007

October, November and December 2007	February 2008

January, February and March 2008	May 2008

April, May and June 2008	August 2008

July, August and September 2008	November 2008

Members may access information regarding the Bank’s financial statements on the FHLB Des Moines website at www.fhlbdm.com or the SEC’s website at www.sec.gov. Please contact Senior Vice President, Chief Capital Markets Officer Ed McGreen at 800.544.3452, ext. 1455 or email Ed at emcgreen@fhlbdm.com if you have any questions regarding the new dividend payment schedule.

Capital Plan Cancellation Fee

Under Section 4.1.2 of the Bank’s Capital Plan, a member is required to pay a Cancellation Fee if it rescinds a redemption of capital stock or membership withdrawal notice. The Cancellation Fee can vary between zero percent and the percentages listed in Section 4.1.2, at the Board’s discretion.

Effective May 14, 2007, no fee will be assessed if a member rescinds a redemption or withdrawal notice. This change applies to all previously submitted notices and any future notices of redemption or withdrawal. The Board retains the right to change the Cancellation Fee in the future.

If you have any questions regarding the cancellation fee reduction, please contact Senior Vice President, Chief Business Officer Mike Wilson at 800.544.3452, ext. 1012 or email Mike at mwilson@fhlbdm.com.